July 8, 2016

PRIVATE & CONFIDENTIAL

RIO GRANDE NEUROSCIENCES, INC. (the “Company”)

Chairman and CEO

6401 Richards Ave.

Santa Fe, NM 87508

Attn.: Mr. Steven Gluckstern, Chairman & CEO

Subject: Purchase of the Stock of Rio Grande Neurosciences, Inc.

Dear Steven,

This binding letter agreement (“LOI”), which has been approved by the Boards of Directors of each of the parties hereto and is subject only to completion of Definitive Documents and required Shareholder approvals outlines the intentions of Endonovo Therapeutics, Inc. (“Buyer”) with respect to the purchase (“Transaction”) of all of the outstanding Common and Preferred Shares (the “Stock”) of the Company on terms as follows:

1. Structure of Transaction. The Buyer shall acquire all of the outstanding Stock of the Company from the holders thereof (the “Sellers”).

2. Purchase Price. The aggregate purchase price for the Stock, described above shall be notionally $21,500,000 (Twenty One Million, Five Hundred Thousand Dollars). Buyer will cooperate with Sellers where possible to minimize Sellers’ tax liabilities.

3.	Payment of Purchase Price. The Purchase Price shall include:

i.	CASH:

$1,000,000 paid in Fed funds via wire transfer at Closing to be distributed among the Sellers pro rata, less any Holdback Amount negotiated between the parties as a result of the discovery of any potential Seller liability per section 1 of this Agreement.

$500,000 paid in Fed Funds via wire transfer at Closing representing full payment on a new Note of the Buyer in favor of the Sellers to beissued simultaneously with the signing of this LOI. In the event a Transaction is not consummated for any reason other than the Seller’s inability to perform, this Note will become due and payable in full on January 8, 2017 and can be paid in cash or freely tradeable shares (valued with a 75% of the average per share price for the 10 business days at the Buyer’s discretion.)

Cash is to be used by Seller to settle all outstanding payables of the Company; any excess to go towards the retirement of outstanding Senior Secured debt of the Company.

	a.	Holdback Amount, if applicable, payable at the earlier of either a) the conclusion of the negotiated term of such amount, or b) the satisfaction or elimination of the related liability for which the Holdback Amount was withheld.

ii.	MARKETABLE SECURITIES (“Securities”) to be distributed among the Sellers pro rata:

100,000,000 (One Hundred Million) Common Shares of Stock (deemed value of $15,000,000) of Endonovo Therapeutics Inc. (“Shares”).

50,000,000 (Fifty Million) Common Stock Warrants of Endonovo Therapeutics (deemed value of $5,000,000), based on the value of the shares at the time of Closing. Said warrants will be exercisable at the lesser of $0.50 or 87.5% of the average per share price for the 10 business days prior to and including the date of Closing on a “cashless” basis into Shares of the Buyer. The warrants will carry the usual and customary provisions for transactions of this type but, in particular, include the following provisions and conditions:

	a.	Warrants will be exercisable for a period of 5 years from Closing

	b.	50% of the warrants cannot be exercised for at least one year after Closing, and the remaining warrants cannot be exercised for at least 2 years.

Leak out: Shares shall be subject to a limitation of 10% of the trading volume on any given day and no sales shall be made after 3:30 PM on any day. If requested, Seller will provide Buyer with copies of your trade confirmations. Seller broker will acknowledge that it is aware of this agreement.

5. Audit. Buyer understands that Sellers, at their sole expense, have completed a certified GAAP audit of the Company’s operations for calendar years 2014 and 2015, said audited financial statements having been prepared by a licensed and reputable accounting firm. Sellers have furnished or shall furnish the results of said audit to the Buyer at the time of the acceptance of this LOI, or as soon thereafter as possible. Seller shall arrange with the auditor that it will sign all necessary consents for Buyer’sfilings with the Securities and Exchange Commission for fees of no more than $1,000 per consent.

6. Non-Compete Agreements. As a condition to the closing of the Transaction, Sellers shall enter into a reasonable and customary five (5) year noncompete agreements covering the United States, Canada and any other jurisdiction that Buyer finds during its due diligence that Seller either operates in or may operate in the future with respect to the Business.

7. Employee, Board and Other Arrangements. A condition to the closing of the Transaction is Buyer’s ability to enter into an employment contract with Steven Gluckstern as Executive Chairman of the Board for a term of three years, at $250,000 and participation in the Endonovo contemplated employee stock option program to be issued annually in an amount no less than those issued to the CEO. Additionally, through due diligence, Buyer will identify certain current employees of the Business to be designated by the Buyer as “key” for similar positions on similar terms of employment and/or assume current employment contracts. Buyer and Seller shall agree on timing and content of disclosure of the Transaction to employees of the Company.

The Buyer shall adopt an Employee Stock Option Plan at Closing representing 15% of the then Outstanding Shares.

At the Closing, the Board of Directors of the Buyer shall be increased to a minimum of seven individuals and shall include: Alan Collier, Steven Gluckstern, Stephen Juelsgaard and John Wilkerson subject to approval of Buyer which will not be unreasonable withheld. The remaining three positions to be appointed by the Buyer subject to approval, not to be unreasonably withheld, by the Seller. Buyer shall provide a list of its nominees prior to closing and Sellers shall approve such list.

Research, Manufacturing and Operational headquarters of the Buyer shall be established/maintained in Santa Fe, NM (existing headquarters of the Seller). Location of the Corporate headquarters to be determined.

8. Further Conditions to Closing. Closing of the Transaction is also subject to the following conditions:

i.	The Assets shall be free and clear of all liens and encumbrances and Buyer shall receive good and marketable title thereto; Buyer acknowledges 10% Gross Profit Royalty Agreement (obligation) to be put in place by the Company and will be assumed by the Buyer.

ii.	The financial condition of the Seller, including, but not limited to, assets and liabilities of the Seller, shall be as set forth in the financial statements dated December 31, 2015 except for changes arising as a result of the conduct of the Company’s business in its ordinary course since December 31, 2015and consistent with its historical practices. Seller shall not give any new or special discounts or pricing on inventory or accounts receivable without prior written consent of Buyer. Buyer acknowledges the $8,500,000 Secured Senior Debt that will be put in place by the Company and will be assumed by the Buyer.

iii.	All taxes due and payable by the Company have been paid at expense of the Seller, without regard to any deferral by reason of extension, payment programs, or any other reason, shall have been paid in full;

iv.	There shall have been no material changes, events or developments adversely affecting the Company or the Buyer;

v.	Buyer shall have received financing under terms acceptable to both Buyer and Seller to complete the Transaction.

vi.	All state, local and other governmental approvals and all other consents or approvals of any third parties necessary to complete the Transaction shall be have been received; and

vii.	Seller and Company shall provide usual and customary representations, warranties, covenants and indemnification of obligations (to be defined in the Asset Purchase Agreement).

viii.	The parties hereto shall disclose to each other any existing, pending or threatened litigation that the Company or Buyer is involved in, including but not limited to by customers, vendors, employees and third parties, as well as any existing, pending, or threatened inquiry, investigation or action from any state or federal government authority as any such actions affect the amount of Seller liability (hereinafter referred as “Known Liabilities”). Said disclosure shall include copies of all correspondence, sent and received, whether by letter or electronically, and a status report of each issue.

ix.	All receivables shall be under 45 days from invoice date and collectible. No receivable account debtor shall have in excess of 20% of the entire account over 90 days from invoice date owing to the Company. All accounts payable shall be under 45 days from invoice date. All inventory shall be less than 180 days old. Any amounts not consistent with this Paragraph 6(ix) shall reduce the amount of the cash per Paragraph 2(a) and the related total price.

9.  Due Diligence. The Buyer’s and Sellers’ (the “Parties”) willingness to proceed with this transaction is subject only to confirmatory business, financial and legal due diligence to be completed within 14 days of the signing of this LOI. Parties agree to cooperate with each other in a prompt and timely fashion in connection with the completion of the due diligence process. Parties shall permit representatives of the each to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parties, to all customers, suppliers, premises, properties, personnel, books, records, contracts and documents of or pertaining to Parties or the Business of the Parties. Such representatives shall be permitted to make copies and extracts from such documents.

10. Conduct of Business. Prior to closing of the Transaction, the Parties shall:

i.	Maintain the operations and goodwill of their respective businesses and shall retain the services of present officers and employees, and continue their relationships with persons having business dealings with the Parties;

ii.	maintain all of the Assets in their current condition, ordinary wear and tear excepted, and insurance on all of the Assets in such amounts and of such kinds comparable to that in effect on the date of this letter; and

iii.	maintain the books, accounts and records of Seller consistent with past practices, including recognition of revenues and expenses, continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discontinuing or accelerating payment of such accounts and comply with all contractual and other obligations applicable to the Seller;

iv.	not make any change to, or otherwise amend in any way, the contracts with, salaries, wages or other compensation of, any officer, director, employee, agent or other similar representative of the Parties (including any increase in any benefits or benefit plan costs or any change in any bonus, insurance, pension, compensation or other benefit plan) Notwithstanding anything to the contrary, the existing management team of the Buyer will be entering into new contracts with Buyer which will include severance packages, IP bonuses, earn outs, and royalties from existing IP.;

v.	Not hire any officer, director, employee, agent or other similar representative except non-management level employees hired in the normal course of business;

vi.	Not incur any indebtedness for borrowed money and not pledge, grant liens or security interests in any of the Assets;

vii.	Not sell, transfer or dispose of any Assets except for sales of equipment in the ordinary course of business.

11. No Solicitation. Because this is a binding LOI Seller and the Company shall not, nor shall the shareholders, directors, officers, employees, shareholders, agents or representatives of the Company encourage, facilitate, solicit, authorize the solicitation of, or enter into any discussion with any third party (including the provision of any information to a third party) concerning any offer or possible offer from any such third party or enter into any agreement or understanding of any kind to purchase, lease, or otherwise acquire all or a substantial portion of the Assets, the business or any capital stock of the Seller. . The Definitive Purchase and Sale Agreement shall be drafted by Buyer’s attorneys.

12. Additional Financing. Through Aegis Capital Corp., upon closing, the Buyer will file a S-1 to raise a minimum of $10,000,000 of gross proceeds with the majority thereof to be applied for working capital and research and development s determined by the Buyer’s board of directors. Additionally, Buyer, post Closing, will utilize its existing financing instruments for working capital, corporate awareness and development of existing IP (initially $250,000) and newly acquired IP.

13. Expenses. The Buyer and Sellers each shall be responsible for the payment of its own expenses and professional fees incurred in connection with the negotiation and consummation for the proposed transaction described herein.

14. Confidentiality. No disclosure of the proposed transaction terms described herein (other than to the advisors and consultants of the Buyer and Sellers) shall be made without the approval of both parties, except as required by law. As this is a binding LOI, Buyer will be required to file a current report on Form 8-K with the Securities and Exchange Commission.

15. Broker Fee. The Buyer acknowledges that it shall be solely responsible for any fees or expenses due or payable to Aegis Capital Corp.

16. Closing Date. Subject to Sellers’ performance of its obligations set forth in this letter and Buyer’s ability to undertake and complete such actions as are necessary to effect the Transactions contemplated by this letter, Buyer shall close the funding of the Transaction on or before September 15, 2016.

17. Miscellaneous. This Agreement shall be construed under the laws of the State of California in the venue of the County of Los Angeles. In case of a dispute the prevailing party shall be entitled to all of its reasonable legal fees and costs. All disputes shall be resolved through binding arbitration. All obligations of Buyer shall be the sole responsibility of the newly formed acquisition entity. This Agreement contains the entire agreement between the parties and supersedes all prior and contemporaneous agreements, representations and understandings (either oral or written) of the parties. No modification, amendment, supplement or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and executed by both parties.

18. Voting Agreement. Alan Collier and Steven Gluckstern each agree to vote their respective shares in the Buyer and Seller in favor of the Transaction. Additionally, Collier and Gluckstern agree to enter into a Voting Trust upon Closing which, among other things, will cover voting for the members of the Buyer’s Board of Directors.

If the above accurately sets forth your understanding of our mutual intentions, please so indicate by signing a copy of this letter agreement in the space provided below and returning it to the Buyer no later than July 8, 2016

Very truly yours,

ENDONOVO THERAPEUTICS, INC.

By:	Alan Collier, Chairman, Sole Director and CEO

AGREED & ACCEPTED:

this day of _______________, 2016

RIO GRANDE NEUROSCIENCES, INC.

By:	Steven Gluckstern, Chairman and CEO